SCHEDULE "F"

PRO FORMA FINANCIAL STATEMENTS

RADIUS EXPLORATIONS LTD.

Pro Forma Consolidated Financial Statements

Period ended December 31, 2003

(Unaudited)

COMPILATON REPORT

To the Directors of

Radius Explorations Ltd.

We have read the accompanying unaudited pro forma consolidated balance sheet of Radius Explorations Ltd. (the “Company”) as at December 31, 2003 and unaudited pro forma consolidated statement of operations for the year ended December 31, 2003, and have performed the following procedures.

1.

Compared the figures in the columns captioned “Radius Explorations Ltd.” to the audited financial statements of the Company as at December 31, 2003 and found them to be in agreement.

2.

Compared the figures in the columns captioned “PilaGold Inc.” to the unaudited financial statements of PilaGold Inc. as at December 31, 2003 and for the nine months then ended, respectively and found them to be in agreement.  We also compared the figures in the column captioned “PilaGold Inc.” to the figures in the column captioned “Twelve months ended December 31, 2003” in Note 5 to the pro forma consolidated financial statements and found them to be in agreement.

3.

Made enquiries of certain officials of the Company who have responsibility for financial and accounting matters about:

(a)

the basis to us for determination of the pro forma adjustments;  and

(b)

whether the pro forma consolidated financial statements comply as to form in all material respects with the Securities Act of British Columbia and Alberta (the “Acts”) and the related regulations.

The officials:

(a)

described to us the basis for determination  of the pro forma adjustments;  and

(b)

stated that the pro forma consolidated statements comply as to form in all material respects with the Acts and related regulations.

1.

Read the notes to the pro forma consolidated statements, and found them to be consistent with the basis described to us for determination of the pro forma adjustments.

2.

Recalculated the application of the pro forma adjustments to the aggregate of the amounts in the columns captioned “Radius Explorations Ltd.” and “PilaGold Inc.” as at December 31, 2003 and for the year ended December 31, 2003 and found the amounts in the column captioned “Pro forma consolidated” to be arithmetically correct.

A pro forma financial statement is based on management assumptions and adjustments which are inherently subjective.  The foregoing procedures are substantially less than either an audit or a review, the objective of which is the expression of assurance with respect to management’s assumptions, the pro forma adjustments and the application of the adjustments to the historical financial information.  Accordingly, we express no such assurance.  The foregoing procedures would not necessarily reveal matters of significance to the pro forma financial statements and we therefore make no representation about the sufficiency of the procedures for the purposes of a reader of such statements.

Vancouver, British Columbia	“Amisano Hanson”
April 30, 2004	Chartered Accountants

RADIUS EXPLORATIONS LTD.

PRO FORMA CONSOLIDATED BALANCE SHEET

as at December 31, 2003

(Unaudited)

	Radius			(Note 3)
	Explorations			Pro Forma	Pro Forma
	Ltd.	PilaGold Inc.		Adjustments	Consolidated
ASSETS

Current
Cash and short-term deposits	$ 14,784,487	$ 6,535,238	(a)	$ 1,174,800
			(b)	180,138	$ 22,674,663
Advances and other receivables	73,150	3,810		-	76,960
Due from related parties	109,249	(77,627)		-	31,622
Prepaid expenses and deposits	54,541	236,970		-	291,511

	15,021,427	6,698,391		1,354,938	23,074,756
Capital assets	152,902	23,189		-	176,091
Advances for exploration costs	-	224,416		-	224,416
Resource properties costs	7,657,963	3,266,316	(a)	1,170,000	12,094,279

	$ 22,832,292	$ 10,212,312		$ 2,524,938	$ 35,569,542

LIABILITIES

Current
Accounts payable and accrued liabilities	$ 226,174	$ 159,597		$ -	$ 385,771

SHAREHOLDERS’ EQUITY

Share capital	27,539,692	18,203,705	(a)	1,174,800
			(b)	1,350,138
			(c)	(8,150,990)	40,117,345
Contributed surplus	234,500	53,000	(c)	(53,000)	234,500

	27,774,192	198,256,705		(5,679,052)	40,351,845
Deficit	(5,168,074)	(8,203,990)	(c)	8,203,990	(5,168,074)

	22,606,118	10,052,715		2,524,938	35,183,771

	$ 22,832,292	$ 10,212,312		$ 2,524,938	$ 35,569,542

RADIUS EXPLORATIONS LTD.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

December 31, 2003

(Unaudited)

	Year ended			Twelve
	December 31,	Twelve		Months Ended
	2003	Months Ended		December 31,
	Radius	December 31,	(Note 3)	2003
	Explorations	2003	Pro Forma	Pro Forma
	Ltd.	PilaGold Inc.	Adjustments	Consolidated
Expenses
Amortization	$ 29,036	$ 3,948	$ -	$ 32,984
Bank charges and interest	4,702	2,598	-	7,300
Consulting fees	33,061	158,702	-	191,763
Foreign currency exchange	64,702	12,627	-	77,329
Legal and accounting fees	54,427	51,025	-	105,452
Management fees	30,000	30,000	-	60,000
Non-cash compensation charge	234,500	53,000	-	287,500
Office and miscellaneous	23,242	29,757	-	52,999
Public relations	531,813	319,721	-	851,534
Regulatory and stock exchange fees	15,835	24,466	-	40,301
Rent and utilities	26,773	35,604	-	62,377
Repairs and maintenance	6,602	8,418	-	15,021
Salaries and wages	182,203	91,069	-	273,272
Telephone and fax	7,433	10,597	-	18,030
Transfer agent fees	11,998	9,061	-	21,059
Travel and accommodation	90,446	(1,318)	-	89,129

Loss before other items	(1,346,773)	(839,275)	-	(2,186,048)

Other items:
Interest income	72,149	50,777	-	122,926
Write-off of mineral properties	(338,197)	-	-	(338,197)
Write-of of deferred exploration costs	(108,332)	-	-	(108,332)
Loss on disposition of subsidiary	(910)	-	-	(910)

	(375,290)	-	-	(324,513)

Net loss for the period	$ (1,722,063)	$ (788,498)	$ -	$ (2,510,561)

Pro forma loss per share				$ (0.05)

Radius Explorations Ltd.

Notes to Pro Forma Consolidated Financial Statements

for the twelve months ended December 31, 2003

(Unaudited) -  Page #

RADIUS EXPLORATIONS LTD.

Notes to Pro Forma Consolidated Financial Statements

for the twelve months ended December 31, 2003

(Unaudited)

Note 1

Proposed Arrangement and Basis of Presentation

Radius Explorations Ltd (“Radius” or the “Company”) and PilaGold Inc. (“PilaGold”)have agreed, subject to the satisfaction of certain conditions, to amalgamate and continue as one company, pursuant to the provisions of the British Columbia Business Corporations Act (“BCBCA”). The Amalgamation Agreement provides that the holders of Radius Shares shall receive one (1) Amalco Share for every one (1) Radius Share held and PilaGold Shareholders shall receive one (1) Amalco Share for every two and one-quarter (2.25) PilaGold Shares held.  Upon completion of the merger, the shareholders of Pilagold will receive approximately 10,284,452 shares of the Company and subsequently, there will be approximately 50,590,944 common shares outstanding.  The merged company will be called Radius Gold Inc. As the transaction will result in the shareholders of Radius acquiring the majority of the outstanding shares of the new company, the transaction is to be accounted for using the purchase method with Radius being identified as the acquirer.

The accompanying pro forma consolidated financial statements have been prepared for inclusion in a joint information circular of the Company.  The pro forma consolidated financial statements give effect to the proposed acquisition, transactions and assumptions described in Note 3 and include:

(a)

a pro forma consolidated balance sheet prepared from the audited balance sheet of the Company as at December 31, 2003 and the unaudited balance sheet of PilaGold as at December 31, 2003, which gives effect to the acquisition of the Company as at that date;

(b)

a pro forma consolidated statement of operations prepared from the audited statement of operations of the Company for the year ended December 31, 2003 and of PilaGold for the period from January 1, 2003 to December 31, 2003.  The pro forma combined statement of operations assumes the acquisition occurred as at January 1, 2003.

The pro forma consolidated financial statements are not necessarily indicative of the combined financial position or results of operations that would have resulted if the amalgamation had occurred at the date indicated or the future operating results of the company subsequent to the completion of the amalgamation.

The pro forma consolidated financial statements should be read in conjunction with the audited financial statements of Radius for the year ended December 31, 2003, the audited financial statements of PilaGold for the year ended March 31, 2003, and the unaudited consolidated financial statements of PilaGold for the nine months ended December 31, 2003 and 2002.

Note 2

Significant Accounting Policies

These pro forma consolidated financial statements have been compiled using the significant accounting policies as set out in the audited financial statements of the Company and PilaGold contained elsewhere in this information circular.

Radius Explorations Ltd.

Notes to Pro Forma Consolidated Financial Statements

for the twelve months ended December 31, 2003

(Unaudited) -  Page #

Note 3

Pro Forma Assumptions and Adjustments.

The pro forma consolidated financial statements reflect the following assumptions and adjustments:

(a)

Subsequent to December 31, 2003 and prior to the acquisition, the Company issued the following shares:

	Number	Value
Pursuant to exercise of warrants – at $0.25	560,000	$ 140,000
– at $0.55	11,250	6,188
Pursuant to exercise of options – at $0.95	25,000	23,750
– at $0.68	15,000	10,200
Pursuant to acquisition of mineral property – at $0.90	1,300,000	1,170,000

	1,911,250	$ 1,350,138

(b)

Subsequent to December 31, 2003 and prior to the acquisition, PilaGold issued 2,136,000 shares at $0.55 each on the exercise of warrants.

(c)

All of the issued and outstanding shares of Radius are exchanged for 40,306,492 shares of the new company and all of the issued and outstanding shares of PilaGold are exchanged for 10,284,452 common shares of the new company.

As the transaction will result in the shareholders of Radius acquiring the majority of the outstanding shares of the new company, the transaction has been accounted for in the accompany pro forma consolidated financial statements as a purchase with Radius treated as the acquiror for accounting purposes.  The amount assigned to the assets and liabilities purchased are based on the account balances at December 31, 2003 being the estimated fair value of the net assets of PilaGold and are as follows:

Net assets acquired, at assigned value:
Cash	$ 7,710,038
Other current assets	163,153
Capital assets	23,189
Deferred acquisition costs and advances	3,490,732
Accounts payable and accrued liabilities	(159,597)

$ 11,227,515

Consideration given:
Common shares of Radius	$ 11,227,515

Radius Explorations Ltd.

Notes to Pro Forma Consolidated Financial Statements

for the twelve months ended December 31, 2003

(Unaudited) -  Page #

Note 4

Share Capital

	Number	Amount
Issued common shares:

Balance, December 31, 2003	38,395,242	$ 27,539,692
For cash:
Pursuant to exercise of warrants – at $0.25	560,000	140,000
– at $0.55	11,250	6,188
Pursuant to exercise of options – at $0.95	25,000	23,750
– at $0.68	15,000	10,200
For mineral property acquisition – at $0.90	1,300,000	1,170,000
For acquisition of PilaGold	10,284,452	11,227,515

	50,590,944	$ 40,117,345

Radius Explorations Ltd.

Notes to Pro Forma Consolidated Financial Statements

for the twelve months ended December 31, 2003

(Unaudited) -  Page #

Note 5

Pro Forma Consolidated Statement of Operations Computation PilaGold Inc.

The pro forma consolidated statement of operations for the twelve months ended December 31, 2003 for PilaGold has been computed using the audited financial statements of PilaGold for the year ended March 31, 2003 and the unaudited financial statements of PilaGold for the nine months ended December 31, 2003 and 2002 as follows:

	(1)	(2)	(1) – (2)	(3)	(4)
	Year	Nine	Three	Nine	Twelve
	ended	months	months	months	months
	March 31,	December 31,	March 31,	December 31,	December 31,
	2003	2002	2003	2003	2003
Expenses
Amortization	$ 1,190	$ 1,072	$ 118	$ 3,830	$ 3,948
Bank charges and interest	8	54	(46)	2,644	2,598
Consulting fees	66,882	-	66,882	91,820	158,702
Foreign currency exchange	16,631	70	16,561	(3,934)	12,627
Legal and accounting fees	45,464	7,761	37,703	13,322	51,025
Management fees	30,000	22,500	7,500	22,500	30,000
Non-cash compen- sation charge	24,000	-	24,000	29,000	53,000
Office and miscellaneous	24,159	8,929	15,230	14,527	29,757
Public relations	13,107	1,722	11,385	308,336	319,721
Regulatory and stock exchange fees	31,814	17,566	14,248	10,218	24,466
Rent and utilities	23,986	17,549	6,437	29,167	35,604
Repairs and maintenance	-	-	-	8,418	8,418
Salaries and wages	56,186	37,257	18,929	72,140	91,069
Telephone and fax	5,603	2,566	3,037	7,560	10,597
Transfer agent fees	6,652	4,551	2,101	6,960	9,061
Travel and accommodation	31,377	66,558	(35,181)	33,863	(1,318)

Loss before other item	(377,059)	(188,155)	(188,904)	(650,371)	(839,275)
Other item:
Interest income	2,557	16	2,541	48,236	50,777

Net loss for the period	$ (374,502)	$ (188,139)	$ (186,363)	$ (602,135)	$ (788,498)